Exhibit 8.1

SIDLEY AUSTIN llp 787 Seventh Avenue New York, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG houston LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

April 13, 2012

Factor Capital Management, LLC,

as Managing Owner of
FactorShares 2X: S&P500 Bull/USD Bear

c/o Factor Capital Management, LLC

1 Penn Plaza

36th Floor

New York, New York 10119

Re:	FactorShares 2X: S&P500 Bull/USD Bear
Post-Effective Amendment No. 1 to the Registration Statement on Form S-1

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, filed with the SEC on or about April 13, 2012 (the “Registration Statement”) of FactorShares 2X: S&P500 Bull/USD Bear (the “Fund”), a Delaware statutory trust organized on January 26, 2010.

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement that the Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (58), (59) and (60), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Sidley Austin (ny) llp is a Delaware limited liability partnership doing business as Sidley Austin llp and practicing in affiliation with other Sidley Austin partnerships.

Factor Capital Management, LLC

April 13, 2012

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP